Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Monroe Capital Corporation and Subsidiaries

We consent to the use in this Post-Effective Amendment No. 3 to the Registration Statement (No.333-216665) on Form N-2 of Monroe Capital Corporation and Subsidiaries (collectively, the Company) of our reports dated March 14, 2018, relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of this Registration Statement, and of our report dated March 14, 2018, relating to the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions "Selected Consolidated Financial Data," “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ RSM US LLP

Chicago, Illinois

March 26, 2018